PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
May 5, 2011	(804) 217-5897

DYNEX CAPITAL, INC.  REPORTS
 FIRST QUARTER 2011 RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported today net income of $10.3 million, or $0.31 diluted earnings per common share, for the first quarter of 2011 compared to net income of $4.5 million, or $0.30 diluted earnings per common share, for the first quarter of 2010.   The Company reported that its book value per common share was $9.51 as of March 31, 2011 versus $9.64 as of December 31, 2010.  Other highlights for the first quarter include:

•
Raised common equity capital of $94.8 million, net of issuance costs, the majority of which was deployed during the quarter, increasing shareholders’ equity to $383.5 million and increasing the investment portfolio to $2,279.6 million as of March 31, 2011;

•	Generated net interest income of $12.7 million during the first quarter of 2011 versus $7.2 million in the first quarter of 2010 and $10.9 million in the fourth quarter of 2010;
•	Earned a net interest spread of 2.68% in the quarter versus 2.98% for the first quarter of 2010 and 3.07% for the fourth quarter of 2010;
•	Increased overall leverage to approximately 5.2 times shareholders’ equity as of March 31, 2011 as compared to approximately 4.6 times shareholders’ equity at December 31, 2010.

The Company has scheduled a conference call for Friday, May 6, 2011 at 11:00 a.m. ET, to discuss first quarter 2011 results.  The conference call may be accessed by dialing 1-877-317-6789 and will also be webcast online at www.dynexcapital.com through a link provided under “Investor Relations/IR Highlights.”

Management Comments

Thomas Akin, Chairman and Chief Executive Officer, commented, “During the quarter we continued our efforts to enhance scalability as we raised approximately $95 million in new equity capital.

Through quarter end we deployed approximately $80 million of the equity proceeds principally in hybrid Agency ARMs, most of which settled at the end of the quarter.  We have continued to invest the proceeds during the second quarter as we move toward our leverage target of 6 times shareholders’ equity based on the current composition of the investment portfolio and current borrowing conditions. Our book value declined modestly during the quarter from declines in prices due to wider spreads on non-Agency CMBS and certain Agency MBS.  Spreads on Agency MBS have tightened since the end of the first quarter which has increased book value.    Our focus remains on constructing a high quality short duration investment portfolio with modest leverage.  We added substantial interest rate swaps during the quarter as a hedge to potentially rising interest rates. We believe our investment portfolio and balance sheet are well positioned whether interest rates remain low or begin to rise.”

Results of Operations

Net interest income increased to $12.7 million for the first quarter of 2011 versus $7.2 million for the first quarter of 2010 and $10.9 million for the fourth quarter of 2010.  The increase in net interest income is attributable to growth in average interest earning investments to $1,784.6 million for the first quarter of 2011 versus $907.6 million in the first quarter of 2010 and $1,244.4 million for the fourth quarter of 2010. Most of the growth has been in Agency RMBS and resulted from the deployment of capital raised by the Company over the last year with a recent increase in hybrid Agency ARMs as the Company deployed the proceeds of its equity offering during the during the first quarter of 2011.  Most of the hybrid Agency ARMs purchased in the first quarter did not settle until the end of March.

Premium amortization, net on investments, which reduces net interest income, was $3.9 million for the first quarter of 2011 versus $1.5 million for the first quarter of 2010 and $1.4 million for the fourth quarter of 2010.  The increased premium amortization resulted from the larger portfolio size and increased actual and projected prepayment speeds on seasoned non-Agency CMBS.

Net portfolio interest spread for the first quarter of 2011 was 2.68%.  The net portfolio interest spread is the difference between the yield on the Company’s interest-earning investment portfolio of 3.90% and its cost of funds of 1.22% for the first quarter of 2011.  The net portfolio interest spread was 2.98% for the first quarter of 2010 and 3.07% for the fourth quarter of 2010.  The net portfolio interest spread decreased in the first quarter compared to the fourth quarter of 2010 due to a 0.42% decline in investment yields, principally due to the addition of lower yielding hybrid Agency ARMs in the first quarter, lower premium amortization in the fourth quarter of 2010 on Agency RMBS, and a decline in non-Agency CMBS yields in the first quarter from increased actual and projected prepayment speeds.  Cost of funds was flat for the first quarter of 2011 compared to the fourth quarter of 2010 as continued

improvement in the Company’s repurchase agreement rates was offset by increasing interest rate swap expense.

Agency MBS Investments

The Company’s investments in Hybrid Agency ARMs increased substantially during the first quarter of 2011 as the Company deployed the net proceeds of its common equity capital raising activities. As of March 31, 2011, the Company had $1,340.4 million in Hybrid Agency ARMs with a weighted average months-to-reset of 37 months, $280.2 million in Agency ARMs with a weighted average months-to-reset of 6 months, and $249.1 million in fixed rate Agency CMBS.  The Company’s Agency MBS at March 31, 2011 consisted of $1,619.2 million in Fannie Mae Agency MBS and $250.5 million in Freddie Mac Agency MBS.  The following table summarizes certain information about the Company’s Agency MBS investments for the periods presented:

(amounts in thousands)	Quarter ended March 31, 2011	Quarter ended Dec 31, 2010	Quarter ended March 31, 2010
Weighted average annualized yield for the period	3.32%	3.42%	3.72%
Weighted average annualized cost of funds including interest rate swaps for the period	0.87%	0.64%	0.62%
Net interest spread for the period	2.45%	2.78%	3.10%
Average balance for the period	$1,377,160	$839,374	$549,791
CPR for the period	21.9%	23.4%	28.6%
Weighted average coupon	4.59%	4.49%	4.61%
Weighted average months-to-reset on ARMs, period end	32	27	17
Amortized cost (as a % of par), period end	105.9%	105.5%	102.3%
Weighted average repurchase agreement original term to maturity (days), period end	50	50	55

Non-Agency Investments

As of March 31, 2011, the fair value of the Company’s non-Agency CMBS and RMBS was $250.4 million and $14.8 million, respectively.  Below is certain information about the Company’s non-Agency MBS and securitized mortgage loan portfolio as of and for the quarter ended March 31, 2011:

(amounts in thousands)	CMBS	RMBS	Securitized loans
Principal balance	$244,688	$15,676	$144,091
Amortized cost basis, net of reserves	$240,128	$14,716	$143,445
Average balance for the quarter, amortized cost	$239,778	$14,854	$151,602
Weighted average annualized yield for the period	5.96%	5.54%	5.75%
Weighted average annualized cost of funds	2.35%	1.27%	3.15%
Net interest spread for the period	3.61%	4.27%	2.60%
Amortized cost (excluding reserves) as a % of par	98.1%	93.9%	100.4%
Percentage ‘AAA’ and ‘AA’-rated	78.3%	71.9%	65.1%
Percentage below ‘AA’-rated	21.7%	28.1%	34.9%

Seriously delinquent loans (loans 60+ days past due) in the Company’s securitized mortgage loan portfolio totaled $24.6 million as of March 31, 2011 versus $17.7 million as of December 31, 2010.  One loan with a balance of $8.1 million became seriously delinquent during the quarter.  The Company has recorded an allowance for loan losses of $4.5 million for its securitized mortgage loan portfolio.

Hedging Activities

During the first quarter of 2011 the Company entered into $527 million of pay-fixed interest rate swaps with a weighted average initial term of 44 months and a weighted average rate of 1.60%.  As of the end of the quarter, the Company had a total of $872 million in pay-fixed interest rate swaps with a weighted average rate of 1.63% and a weighted average remaining maturity of 40 months.  Of this amount, $27 million are considered trading instruments and have a weighted average rate of 2.88% and weighted average remaining maturity of 66 months and are intended to offset market value changes of Agency CMBS with a par value of $22.6 which are also designated as trading instruments.  The remainder of the interest rate swaps hedges the Company’s exposure to changes in LIBOR for its repurchase agreement borrowings.

Shareholders’ Equity and Book Value per Common Share

Shareholders’ equity was $383.5 million as of March 31, 2011 versus $292.4 million as of December 31, 2010.  During the quarter, the Company issued 9.6 million shares in common stock for net proceeds after expenses of $94.8 million through a common stock offering and through its equity placement program.

The following table summarizes the allocation of the Company’s shareholders’ equity as of March 31, 2011 and the net earnings contribution for the quarter on each component of the Company’s balance sheet:

(amounts in thousands)	Asset Carrying Basis	Associated Financing(1)/Liability Carrying Basis	Allocated Shareholders’ Equity	% of Shareholders’ Equity	1Q11 Net Interest Income Contribution(2)
Agency RMBS	$1,620,692	$(1,457,047)	$163,645	42.7%	$8,572
Agency CMBS	249,073	(175,110)	73,963	19.3%	2,044
Non-Agency RMBS	14,841	(11,451)	3,390	0.9%	167
Non-Agency CMBS	250,388	(208,250)	42,138	11.0%	2,429
Securitized mortgage loans	143,445	(103,248)	40,197	10.5%	1,101
Other investments	1,171	–	1,171	0.3%	33
Hedging instruments (3)	3,021	(3,236)	(215)	(0.1)%	(1,869)
Cash and cash equivalents	49,840	–	49,840	13.0%	4
Other assets/other liabilities	27,345	(17,981)	9,364	2.4%	–
	$2,359,816	$(1,976,323)	$383,493	100.0%	$12,481

(1)
Associated financing for investments includes repurchase agreements, securitization financing issued to third parties and TALF financing (the latter two of which are presented on the Company’s balance sheet as “non-recourse collateralized financing”).  Associated financing for hedging instruments represents the fair value of the interest rate swap agreements in a liability position.

(2)	Amount equals net interest income after provision for loan losses.

(3)
Amount listed for net interest income contribution from hedging instruments does not include the change in fair value of interest rate swaps that are designated as trading instruments and included on the statement of income in “fair value adjustments, net”.

Company Description

Dynex Capital, Inc. is an internally managed real estate investment trust, or REIT, which invests in mortgage assets on a leveraged basis.  The Company invests in Agency and non-Agency RMBS and CMBS.  The Company also has investments in securitized single-family residential and commercial mortgage loans originated by the Company from 1992 to 1998.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release include, without limitation, statements regarding future interest rates, characteristics of future investment environments, our future investment strategies, our future leverage levels and financing strategies, and the expected performance of our investment portfolio and certain of our investments. The Company’s actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, including the ongoing volatility in the credit markets which impacts asset prices and the cost and availability of financing, defaults by borrowers, availability of suitable reinvestment opportunities, variability in investment portfolio cash flows, fluctuations in interest rates, fluctuations in property capitalization rates and  values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, uncertainty around government policy, the impact of regulatory changes, including the Emergency Economic Stabilization Act of 2008 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010,  the full impacts of which are unknown at this time, and the impact of Section 404 of the Sarbanes-Oxley Act of 2002. For additional information on risk factors that could affect the Company’s forward-looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and other reports filed with and furnished to the Securities and Exchange Commission.

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DYNEX CAPITAL, INC.
Consolidated Balance Sheets
(Thousands except per share data)

	March 31,	December 31,
	2011	2010
	(unaudited)
ASSETS
Agency MBS	$1,869,765	$1,192,579
Non-Agency MBS	265,229	267,356
Securitized mortgage loans, net	143,445	152,962
Other investments	1,171	1,229
	2,279,610	1,614,126

Cash and cash equivalents	49,840	18,836
Derivative assets	3,021	692
Principal receivable	10,903	3,739
Accrued interest receivable	9,563	6,105
Other assets	6,879	6,086
	$2,359,816	$1,649,584

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Repurchase agreements	$1,848,883	$1,234,183
Non-recourse collateralized financing	106,223	107,105
Derivative liabilities	3,236	3,532
Accrued interest payable	1,311	1,079
Accrued dividends payable	10,886	8,192
Other liabilities	5,784	3,136
	1,976,323	1,357,227

SHAREHOLDERS' EQUITY:
Preferred stock, par value $.01 per share, 50,000,000 shares authorized; none outstanding	–	–
Common stock par value $.01 per share, 100,000,000 shares authorized; 40,318,159 and 30,342,897 shares issued and outstanding, respectively	403	303
Additional paid-in capital	633,620	538,304
Accumulated other comprehensive income	6,383	10,057
Accumulated deficit	(256,913)	(256,307)
	383,493	292,357
	$2,359,816	$1,649,584

Book value per common share	$9.51	$9.64

DYNEX CAPITAL, INC.
Consolidated Statements of Operations
(Thousands except share and per share data)
(unaudited)

	Three Months Ended
	March 31,
	2011	2010
Interest income:
Agency MBS	$11,518	$4,868
Non-Agency MBS	3,691	2,501
Securitized mortgage loans	2,219	3,623
Other investments	33	32
Cash and cash equivalents	4	3
	17,465	11,027

Interest expense	4,734	3,830

Net interest income	12,731	7,197
Provision for loan losses	(250)	(409)

Net interest income after provision for loan losses	12,481	6,788

Gain on sale of investments, net	–	77
Fair value adjustments, net	(126)	82
Other income, net	43	669
General and administrative expenses:
Compensation and benefits	(1,132)	(972)
Other general and administrative expenses	(986)	(1,107)

Net income	10,280	5,537
Preferred stock dividends	–	(1,003)

Net income to common shareholders	$10,280	$4,534

Weighted average common shares:
Basic	33,153	14,210
Diluted	33,157	18,437

Net income per common share:
Basic	$0.31	$0.32
Diluted	$0.31	$0.30